SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of
                  the Securities Exchange Act of 1934

                         September 19, 1996
                          (Date of Report)

                  DEBBIE REYNOLDS HOTEL & CASINO, INC.
          (Exact Name of Registrantas Specified in its charter)

                                 NEVADA
              (State or other jurisdiction of incorporation)

           0-18864                             88-0335924
   (Commission File Number)       (IRS Employer Identification Number)

           305 Convention Center Drive, Las Vegas, Nevada  89109
        (Address of principal executive offices including zip code)

                             (702)  734-0711
             (Registrant's telephone number including area code)

                                  N/A
        (Former name or former address, if changed since last report)

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Item 5. Other Events
     The Company announces that it has successfully closed a $550,000 Note Payable ("Note") secured by mortgage with an independent third party ("Lender"). The proceeds of which have been used to reduce past due tax obligations, reduce trade payable debt and also allowed the Company to engage its auditors, KPMG Peat Marwick, to begin work on the December 31, 1995 year end audit. The Note is due November 1, 1996, pays interest at a rate of 12% payable monthly, is secured by a forth deed of trust against the Debbie Reynolds Hotel and is guaranteed personally by the Company's Chairman of the Board and CEO. In connection with the financing, the Company granted the Lender warrants to aquire 260,000 shares of the Company's common stock at an exercise price of $.70 per share.

     During the second quarter of 1996 the Company successfully converted $918,000 of various debt into 834,547 shares of the Company's restricted common stock. The amount converted included $486,000 of the Company's 8.75% convertible preferred stock. The Company allowed participants of the private placement dated March 25, 1994 to convert their debentures and preferred stock into common stock at a rate of $1.10 per share in exchange for the forgiveness of accrued dividends on the preferred stock and accrued interest on the debentures.

     In April 1996 the Company announced the signing of a letter of intent with CS First Boston Capital Corporation, ("CS First") for certain financing. Subsequently, the Company and CS First terminated the letter of intent and the proposed financing was canceled.

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                               DEBBIE REYNOLDS HOTEL & CASINO, INC.


Date:  September 19, 1996      /S/TODD FISHER________
                               Todd Fisher, President